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                                                                     EXHIBIT 4.2

                                ESCROW AGREEMENT


        This ESCROW AGREEMENT (the "Escrow Agreement"), is dated as of ______________, 2000, among Landacorp, Inc., a Delaware corporation ("Parent"), PatientCentrix, Inc., a Delaware corporation (the "Company"), Michael S. Miele (the "Shareholder Representative"), Christopher C. Synn, James W. Tiepel and Richard Sweeney, and Imperial Bank, a California banking corporation, as escrow agent (in such capacity, the "Escrow Agent").

                              W I T N E S S E T H:

        WHEREAS, the Company, CDMS Acquisition Corp., a Delaware corporation ("Sub"), and Parent are parties to an Agreement and Plan of Merger, dated of even date herewith (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent (as such, the "Surviving Corporation"); and

        WHEREAS, under the Merger Agreement, the Parent Indemnified Parties (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article 8 of the Merger Agreement; and

        WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Indemnified Parties as required by Article 8 of the Merger Agreement, Sections 2.4(a) and 8.1 of the Merger Agreement provide that in connection with the Merger, Escrow Shares (as defined below) and Escrow Cash (as defined below) shall be deposited with the Escrow Agent in an escrow account established pursuant to this Escrow Agreement and held and subsequently disbursed in accordance with the terms hereof; and

        WHEREAS, the Merger Agreement provides for the Shareholder Representative to act in accordance herewith in connection with this Escrow Agreement and the indemnification obligations contained in the Merger Agreement; and

        WHEREAS, the Escrow Agent has agreed to hold the Escrow Fund pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

        1.1) Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to them in the Merger Agreement.

        1.2) Additional Definitions. The following terms shall have the following meanings:

        "Claim Amount" means as defined in Section 4.1.

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        "Claim Notice" means as defined in Section 4.1.

        "Company Shareholders" means the persons who, as of immediately prior to the Effective Time, were shareholders of the Company and whose shares of Company Common Stock were converted into Parent Common Stock pursuant to the Merger.

        "Current Market Value" with respect to shares of Parent Common Stock or any other security, including any Permitted Investment, in the Escrow Fund means the average of the closing prices of such security for each of the ten trading days immediately preceding such date. The closing price of any such security on any trading day shall be: (i) if such security is listed on a national market securities exchange or quoted in the NASDAQ Stock Market, the last reported sale price, or if no sale occurred on that day the mean between the closing bid and asked prices, of such security on such exchange (or the principal exchange if listed on more than one) or in the NASDAQ Stock Market, as the case may be, (ii) if such security is not listed or quoted as described in clause (i), the mean between the reported high bid and low asked prices of such security on such date as reported in the financial press or by the National Quotation Bureau Incorporated, or (ii) if neither clause (i) nor clause (ii) applies, the market value of such security on such day as determined in good faith by the Board of Directors of Parent. Upon request of the Escrow Agent, the Parent shall deliver to it a notice setting forth its good faith calculation of the Current Market Value of the Sold Shares or the Escrow Shares, which calculation shall be binding on all parties absent manifest error.

        "Disputed Amount" means as defined in Section 4.2.

        "Distribution Amount" means as defined in Section 5.1.

        "Earnings" means as defined in Section 2.8.

        "Escrow Cash" means the Aggregate Cash Consideration and Additional Cash Consideration (if any) to be distributed to the Escrow Agent in accordance with
Section 2.4(a) and Section 8.1 of the Merger Agreement, plus cash paid in lieu of any fractional shares of Parent Common Stock pursuant to the Merger Agreement.

        "Escrow Fund" means the Escrow Shares, together with the Escrow Cash and any cash in lieu of fractional shares with respect to the Escrow Shares and any interest thereon, any dividends or other distributions with respect to the Escrow Shares that become payable to holders of record of record of Parent Common Stock as of a date after the Effective Time, and any Sale Proceeds or other cash generated pursuant to Section 3.2 or Section 3.3.



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        "Escrow Shares" means the shares of Parent Common Stock to be distributed to the Escrow Agent pursuant to Section 2.4(a) and Section 8.1 of the Merger Agreement.

        "Permitted Investment" means as defined in Section 3.1.

        "Sale Notice" means as defined in Section 3.2.

        "Sale Proceeds" means as defined in Section 3.2.

        "Shareholder Representative's Expenses" means as defined in Section 7.2.

        "Subaccount" means as defined in Section 2.3.

        "Transfer Agent" shall mean Wells Fargo Shareowner Services (to the attention of Jenny McElya, telephone number (651) 450-4093).

                                   ARTICLE II
                                     ESCROW

        2.1) The Escrow Account.

                (a) On the Closing Date, Parent shall issue and deliver to the Escrow Agent (i) a certificate in the name of "Imperial Bank," as the Escrow Agent, evidencing the Escrow Shares, and (ii) a bank check in an amount representing the Escrow Cash. The Escrow Agent shall acknowledge receipt of such certificate and bank check in writing to Parent and the Shareholder Representative.

                (b) From time to time after the Closing, as if and when Additional Cash Consideration (if any) is generated, Parent shall issue and deliver to the Escrow Agent a bank check in an amount representing the Additional Cash Consideration to be distributed to the Escrow Agent pursuant to
Section 2.4(a) of the Merger Agreement.

                (c) The Escrow Agent agrees to accept delivery of the Escrow Fund to hold it in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement and the Merger Agreement; however, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities with respect to the Merger Agreement and shall not otherwise be concerned with the terms thereof. The Escrow Account shall be a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party to this Agreement. Concurrently with delivery of the Escrow Shares to the Escrow Agent, Parent shall notify the Escrow Agent of the Closing Date and the date of issuance of the first independent audit report after the Effective Time covering the consolidated results of Parent and the Surviving Corporation.

        2.2) Indemnification. Pursuant to the Merger Agreement, the Escrow Fund shall be held in the Escrow Account for the duration of the Survival Period for the sole purpose of satisfying claims brought pursuant to Article 9 of the Merger Agreement. The Escrow Fund



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shall be used to compensate and reimburse Parent Indemnified Parties for indemnifiable claims as set forth in Article 9 of the Merger Agreement. The Escrow Fund shall be security for the Company Shareholders' indemnity obligations, subject to the limitations set forth in this Agreement and the Merger Agreement.

        2.3) Subaccounts of Shareholders. On the Closing Date, Parent shall deliver or cause to be delivered to the Escrow Agent a list of the name, address, and tax identification number of each Company Shareholder, together with the number of Escrow Shares (rounded to the nearest thousandth of a share) and the amount of any Escrow Cash and any cash (representing dividends or other distributions with respect to such Escrow Shares that have been become payable to holders of record of record of Parent Common Stock as of a date after the Effective Time with respect to such Escrow Shares) allocable to each Company Shareholder. Unless Parent notifies the Escrow Agent otherwise, such cash shall be allocated to the Company Shareholders in accordance with their pro rata share of the Escrow Shares. The Escrow Agent shall establish a separate subaccount ("Subaccount") for each Company Shareholder and credit to such Subaccount such number of Escrow Shares, Escrow Cash and other cash. From time to time after the Closing, as if and when Additional Cash Consideration is generated, Parent shall provide the Escrow Agent with instructions for allocating such Additional Consideration among such subaccounts.

        2.4) Voting of Escrow Shares. Each Company Shareholder shall have the right to vote all Escrow Shares (rounded down to the nearest whole share) credited to such Company Shareholder's Subaccount. The Escrow Agent will forward to each Company Shareholder to whose Subaccount any Escrow Shares are credited all notices of Parent shareholders' meetings, proxy statements and reports to shareholders received by the Escrow Agent in respect thereof. The Escrow Agent will either (i) vote the Escrow Shares credited to such Company Shareholder's Subaccount in accordance with written instructions received from such Company Shareholder, or (ii) forward to such Company Shareholder a signed proxy enabling the Company Shareholder to vote such Escrow Shares on a form provided by the Company Shareholder or Parent. The Escrow Agent shall not vote the Escrow Shares held on behalf of a Company Shareholder absent instructions from such Company Shareholder. The Escrow Agent shall be reimbursed for the cost of such forwarding in accordance with Section 6.4 hereof.

        2.5) Dividends, Interest Etc. All dividends and distributions in respect of the Escrow Shares, whether in cash, additional Parent Common Stock or other property received by the Escrow Agent, as well as any interest or gain on the Escrow Cash shall be retained by the Escrow Agent as part of the Escrow Fund and credited proportionately to the Subaccounts to which the Escrow Shares and Escrow Cash are credited. If the Escrow Shares are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Escrow Agent in respect of the Escrow Shares shall be retained by it as part of the Escrow Fund, credited proportionately to the Subaccounts to which the Escrow Shares are credited and, in the case of securities, registered in the name of the Escrow Agent.

        2.6) Transferability. The interests of the Company Shareholders in the Escrow Fund are an integral part of the consideration in the Merger, and shall not be assignable or transferable.



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        2.7) Fractional Escrow Shares. Although each Company Shareholder's
Subaccount shall specify the number of Escrow Shares rounded to the nearest thousandth of a share, no fractional shares of Parent Common Stock shall be issued by Parent or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as the Escrow Agent reasonably determines to be appropriate in order to avoid releasing any fractional shares from the Escrow Account.

        2.8) Taxes. All dividends, distributions, interest and gains earned or realized on the Escrow Fund ("Earnings") and credited to a Subaccount shall be accounted for by the Escrow Agent separately from the Escrow Fund and, notwithstanding any provisions of this Agreement, shall be treated as having been received by the Company Shareholders to whose Subaccount the Earnings are credited for tax purposes. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Shareholders, documenting such Earnings. The Company Shareholders shall provide to the Escrow Agent all forms and information necessary to complete such information returns and payee statements. In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Escrow Agent may deduct such taxes from the Escrow Fund.

                                   ARTICLE III
                    INVESTMENT OF FUND; SALE OF ESCROW SHARES

        3.1) Permitted Investments; Interest. From the date hereof until the date of disbursement of the Escrow Fund pursuant to Section 5.1 hereof, the Escrow Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Escrow Fund in an Imperial Bank money market account (a "Permitted Investment"). Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Escrow Fund pursuant to this Escrow Agreement and shall be allocated among the Subaccounts of the Company Shareholders based on the Permitted Investments credited to the Subaccount of each. For purposes of this Escrow Agreement, "interest" on the Escrow Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Escrow Agent. The Escrow Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Escrow Agreement as necessary to make disbursements under this Escrow Agreement. The Escrow Agent, Parent, the Surviving Corporation and the Shareholder Representative shall not be responsible for any unrealized profit or realized loss realized on such investments.

        3.2) Release of Escrow Shares for Sale. If any Escrow Shares are available for sale under Section 3.5 or are included in a Parent Registration Statement on Form S-3 as provided in the Registration Rights Agreement, an Indemnifying Shareholder may deliver to the Escrow Agent and to Parent a written notice (a "Sale Notice") directing the Escrow Agent to deliver all (rounded down to the nearest whole share) or a specified whole number of the Escrow Shares (the "Sold Shares") credited to such Company Shareholder's Subaccount to a broker or dealer for purposes of sale, against receipt by the Escrow Agent of the proceeds of such sale, after deducting the commissions and other charges of the broker or dealer effecting such sale (the "Sale Proceeds"). The Sale Notice shall state: (i) that a specified number of Escrow Shares have



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been sold to or through the broker-dealer named therein, (ii) the sale price per share and the aggregate Sale Proceeds, and (iii) the date of payment for and delivery of the Sold Shares, which shall not be less than five business days after delivery of the Sale Notice. Escrow Agent shall have no obligation or liability with regard to determining whether the Escrow Shares subject to a Sale Notice are available for sale under Section 3.5 or are included in a Parent Registration Statement on Form S-3.

        3.3) Shortage of Sale Proceeds. If the Sale Proceeds, after deducting the commissions and other charges of the broker or dealer effecting such sale ("Net Sale Proceeds"), as set forth in the Sale Notice, are less than 100% of the Current Market Value of the Sold Shares as of the date of sale, the Escrow Agent shall not deliver the Sold Shares unless it receives for such selling Common Shareholder's account, in addition to the Net Sale Proceeds, cash in an amount equal to the excess of 100% of the Current Market Value of the Sold Shares as of the date of sale over such Net Sale Proceeds.

        3.4) Retention of Sale Proceeds. The Sale Proceeds and additional cash, if any, received by the Escrow Agent in respect of Sold Shares shall be retained in the Escrow Fund and credited to the Subaccount of the selling Company Shareholder.

        3.5) Restrictions on Sales. Escrow Shares shall be subject to the transfer restrictions under Rule 144 and Rule 145 of the Securities Exchange Act of 1934.

                                   ARTICLE IV
                          CLAIM PROCEDURES AND PAYMENTS

        4.1) Claim Notice. If Parent determines in good faith that a Parent Indemnified Party is entitled to indemnification or reimbursement for Damages under Article 8 of the Merger Agreement, then Parent may deliver to the Shareholder Representative and the Escrow Agent a written notice of such claim (a "Claim Notice") setting forth (i) a brief description in reasonable detail (to the extent reasonably available to Parent) of the facts, circumstances or events giving rise to the Damages based on Parent's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, and (ii) Parent's non-binding, preliminary, good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against Parent or the Company based on alleged facts, which if true, would constitute a breach of the Company's representations and warranties) (such aggregate amount being referred to as the "Claim Amount"). Such Claim Notice must be delivered on or before the termination of the relevant Survival Period.

        4.2) Response Notice. Within fifteen (15) days after the delivery of a Claim Notice to the Shareholder Representative, the Shareholder Representative shall deliver to the Escrow Agent and Parent, a written notice (the "Response Notice") containing: (i) instructions to the effect that entire Claim Amount set forth in such Claim Notice is to be paid from the Escrow Fund to Parent; or (ii) instructions to the effect that a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice is to paid from the Escrow Fund to Parent, together with a statement that the remaining portion of such Claim Amount is being



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disputed; or (iii) a statement that the entire Claim Amount set forth in such
Claim Notice is being disputed.

                (a) If no Response Notice is received by the Escrow Agent and Parent from the Shareholder Representative within fifteen (15) days after the delivery of a Claim Notice to the Company Shareholders, then the Company Shareholders shall be deemed to have given instructions that the entire Claim Amount set forth in such Claim Notice shall be paid to Parent.

                (b) If the Company Shareholders give (or are deemed to have given) instructions that the entire Claim Amount set forth in a Claim Notice may be paid from the Escrow Fund to Parent, then the Escrow Agent shall promptly, following the required delivery date for the Response Notice, pay to Parent the amount of such Claim from the Escrow Fund (or such lesser amount as is then held in the Escrow Fund) in the manner specified in Section 4.3 hereof.

                (c) If a Response Notice delivered by the Shareholder Representative in response to a Claim Notice contains instructions to the effect that a specified amount (but not the entire amount) of the Claim Amount set forth in such Claim Notice may be paid from the Escrow Fund to Parent, then (i) the Escrow Agent shall promptly, following the required delivery date for the Response Notice, pay to Parent such specified amount from the Escrow Fund, and (ii) the procedures set forth in Section 4.5 of this Agreement shall be followed with respect to the remaining portion of such Claim Amount.

                (d) If a Response Notice delivered by the Shareholder Representative in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then such Disputed Amount shall not be paid until (i) delivery of a notice executed by Parent and the Shareholder Representative setting forth instructions to the Escrow Agent regarding the payment of such Disputed Amount, or (ii) delivery of a copy of a final and non-appealable judgment of a court or arbitrator setting forth instructions to the Escrow Agent as to the payment of such Disputed Amount. The Escrow Agent shall thereupon pay such Disputed Amount in accordance with the instructions set forth in such notice or arbitrator's award.

        4.3) Payment of Claims. Payments, deliveries or designations from the Escrow Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount and pro rata basis as determined by the Shareholder Representative in his sole discretion; provided, however, if the Shareholder Representative fails to make such a determination within ten days after the Escrow Agent's request therefor, then such payment shall be made, first, from cash, second from Escrow Shares, third from Permitted Investments. For purposes of such payment, delivery or designation, Escrow Shares and Permitted Investments shall be valued at their Current Market Value. To the extent that any payment, delivery or designation is made pursuant to this Escrow Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.



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        4.4) Allocation Among Subaccounts. Payments and deliveries pursuant to a
Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the respective balances in each, unless the Escrow Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Escrow Agent is not so restrained, enjoined or stayed.

        4.5) Dispute Resolution. In the event that any Response Notice indicates that there is a Disputed Amount, the Shareholder Representative and Parent shall, for a period of sixty (60) days, attempt in good faith to resolve the rights of the respective parties with respect to such Disputed Amount. If the Shareholder Representative and Parent should so agree, a notice setting forth such agreement shall be signed by the Shareholder Representative and by Parent and sent to the Escrow Agent who shall thereupon pay to Parent from the Escrow Fund such agreed upon amount (or such lesser amount as is then held in the Escrow Fund).

                                    ARTICLE V
                          RELEASE OF ESCROW ACCOUNT TO
                              COMPANY SHAREHOLDERS

        5.1) Expiration of Survival Period. Promptly after the end of the Survival Period, Escrow Agent shall disburse to the Company Shareholders an aggregate amount (the "Distribution Amount") equal to (A) the amount remaining in the Escrow Fund, less (B) any Disputed Amount, less (C) any Shareholder Representative's Expenses (to the extent the Escrow Agent has received written notice from the Shareholder Representative to such effect in accordance with
Section 7.2), and less (D) any expenses reimbursable to Parent pursuant to
Section 6.2 hereof. The Escrow Agent shall disburse the Distribution Amount to the Company Shareholders based on each Company Shareholder's respective Subaccount balance. No certificates or scrip representing fractional shares of Parent Common Stock or any other security shall be issued upon the disbursement of the Distribution Amount by the Transfer Agent. In lieu of any such fractional share, each Company Shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock or other security upon disbursement of the Distribution Amount will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Current Market Value of such Parent Common Stock or such other securities (in the case of such other securities, as of the Distribution Date) by (ii) the fractional interest to which such holder would otherwise be entitled.

        5.2) Remaining Disbursements. Any amounts retained in the Escrow Fund after the Distribution Date shall be held by the Escrow Agent first for the payment of remaining Disputed Amounts, if any, and upon resolution of any disputed claims and subject to the terms and conditions of this Escrow Agreement, any remaining amounts in escrow shall be transferred to the Shareholder Representative with respect to Shareholder Representative's Expenses (to the extent the Escrow Agent has received written notice from the Shareholder Representative to such effect in accordance with Section 7.2), and any remaining amounts shall be disbursed in the manner set forth in Section 5.1.

                                   ARTICLE VI
                   LIABILITY AND COMPENSATION OF ESCROW AGENT



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        6.1) No Implied Duties. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Escrow Agreement (except to the extent that this Escrow Agreement specifically refers to or incorporates by reference provisions of any other document).

        6.2) Indemnification of Escrow Agent. Parent shall indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Escrow Agent in accordance with this Escrow Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The reasonable costs and expenses of the Escrow Agent to enforce its indemnification rights under this Section 6.2 shall also be paid by Parent. Parent shall be entitled to be reimbursed out of the Escrow Fund for fifty percent (50%) of any amount that Parent is required to pay to the Escrow Agent pursuant to this
Section 6.2, payable following the expiration of the Survival Period in the manner set forth in Section 5.1. This right to indemnification shall survive the termination of this Escrow Agreement and removal or resignation of the Escrow Agent. With respect to any claims or actions against the Escrow Agent which are indemnified by Parent under this Section 6.2, Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Escrow Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Escrow Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

        6.3) Standard of Care; Reliance. The Escrow Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct. The Escrow Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the Shareholder Representative pursuant to any provision of this Escrow Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Indemnified Party or the Shareholder Representative, and believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Escrow Agent may consult with counsel to the Escrow Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel. Parent and the Shareholder Representative acknowledge that some or all of the deliveries of Parent Common Stock may require the Escrow Agent to deliver to the Transfer Agent the certificates representing the Parent Common Stock included in the Escrow Fund. The Escrow Agent shall have discharged its obligation to distribute Escrow Shares hereunder by delivering such shares to the Transfer Agent with appropriate instructions. Escrow Agent shall have no liability for any failure of the Transfer Agent to deliver to Escrow Agent or to any Common Shareholder any Escrow Shares which the



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Transfer Agent is required to redeliver to the Escrow Agent or any Common
Shareholder under the terms hereof.

        6.4) Compensation of Escrow Agent. The Escrow Agent shall be entitled to its customary fee for the performance of services by the Escrow Agent hereunder for each year or portion thereof that any portion of the Escrow Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Escrow Agent's Compensation"). A schedule of the Escrow Agent's fees is attached hereto as EXHIBIT A. The Escrow Agent shall render statements to Parent setting forth in detail the Escrow Agent's Compensation and the basis upon which the Escrow Agent's Compensation was computed. The Escrow Agent's Compensation shall be paid by Parent. To the extent the Escrow Agent's Compensation is not paid by Parent, the foregoing shall be paid from the Escrow Fund after written notice from the Escrow Agent to Parent. Parent shall be entitled to be reimbursed out of the Escrow Fund for fifty percent (50%) of any amount that Parent is required to pay to the Escrow Agent pursuant to such reimbursement obligation, payable in the manner set forth in Section 5.1 hereof.

        6.5) Resignation and Successor. The Escrow Agent may resign at any time by giving sixty (60) days written notice to Parent and the Shareholder Representative; provided that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this Section 6.5. In such event, Parent and the Shareholder Representative shall appoint a successor Escrow Agent or, if Parent and the Shareholder Representative are unable to agree upon a successor Escrow Agent within sixty (60) days after such notice, the Escrow Agent shall be entitled to (i) appoint its own successor, provided that such successor is a reputable national banking association or (ii) at the equal expense of Parent and the Shareholder Representative, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by Parent and the Shareholder Representative, on the one hand, or the Escrow Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Escrow Transfer Date"). On the Escrow Transfer Date, all right title and interest to the Escrow Fund, including interest thereon, shall be transferred to the successor Escrow Agent and this Escrow Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further obligations hereunder. The Escrow Agent shall continue to serve until its successor is appointed, accepts the Escrow and receives the transferred Escrow Fund.

        6.6) Disputes. In the event any disagreement among Parent and the Shareholder Representative results in adverse claims or demands being made in connection with the Escrow Fund, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall retain the Escrow Fund until the Escrow Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Escrow Fund or (ii) a written agreement executed by Parent and the Shareholder Representative directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court



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

order or judgment is final and enforceable and is not subject to further appeal. The Escrow Agent shall act on such court order and legal opinion without further question.

        6.7) Limitation on Damages. In no event shall the Escrow Agent be liable in connection with this Escrow Agreement for any special, indirect or consequential loss or damage of any kind whatsoever, even if the Escrow Agent has been previously advised of such loss or damage.

                                   ARTICLE VII
                           SHAREHOLDER REPRESENTATIVE

        7.1) Appointment. Pursuant to the Merger Agreement, the Shareholder Representative shall act as agent and attorney-in-fact for the Company Shareholders and is entitled to give and receive notices and communications, to authorize delivery to the Parent Indemnified Parties of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by the Parent Indemnified Parties, to object to such deliveries in accordance with the terms of this Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. All actions of the Shareholder Representative shall be in writing signed by both of the above-named individual, or his successors, acting in their capacity as Shareholder Representative. The person designated to be the Shareholder Representative may be changed in accordance with the provisions set forth in Section 10.12 of the Merger Agreement.

        7.2) Expenses. At least five (5) days prior to the first anniversary of the Distribution Date, the Shareholder Representative shall deliver notice to the Escrow Agent and Parent setting forth the amount of the reasonable out-of-pocket expenses incurred by the Shareholder Representative in connection with its duties under the Merger Agreement and hereunder (the "Shareholder Representative's Expenses"), which expenses shall be reimbursed from the Escrow Fund in accordance with the provision of Section 5.2 hereof.

        7.3) Authority and Reliance. Neither Parent, any Parent Indemnified Party, the Company, nor the Escrow Agent shall be responsible or liable for any acts or omissions of the Shareholder Representative in his capacity as such. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Company Shareholder. The Escrow Agent and each Parent Indemnified Party are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

        8.1) Representations by Parent, the Company and Escrow Agent. Each of Parent, the Company and the Escrow Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Escrow Agreement by it has been duly authorized and approved by all necessary action; that this Escrow Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Escrow Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

        8.2) Representations by Shareholder Representative. The Shareholder Representative represents to each of the other parties hereto that such Shareholder Representative has the power and authority to execute and deliver this Escrow Agreement and to perform his obligations hereunder; that this Escrow Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms; and that the execution, delivery and performance of this Escrow Agreement by him will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he is a party or by which his properties or assets may be bound.

                                   ARTICLE IX
                                   TERMINATION

        9.1) This Escrow Agreement may be terminated following the delivery of all amounts held in the Escrow Fund and the delivery of a notice by the Escrow Agent as contemplated by Article V hereof or upon the mutual written agreement of each of the parties hereto.

                                    ARTICLE X
                                     GENERAL

        10.1) Other Agreements. Nothing in this Agreement is intended to limit any of the Company's, Parent's or the Company Shareholders' rights, or any obligation of the Company Shareholders, or of Parent under the Merger Agreement (or any agreement entered into in connection with the transactions contemplated by the Merger Agreement).

        10.2) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the conflict of laws provisions thereunder.

        10.3) Benefit; Successor and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Escrow Agent may assign its rights hereunder to a successor Escrow Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Escrow Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

        10.4) Severability. If any provision of this Agreement, or the application of such a provision, is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and application of such provision to other circumstances shall be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

        10.5) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of it, individually or taken together, whether delivered via facsimile or otherwise, bear the signatures of all the parties reflected hereon as signatories.

        10.6) Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. Notwithstanding any rights that may be created in any third party under the terms of this Agreement, no such amendment or waiver shall require the consent of such third party to be effective. The waiver by a party of any breach of this Agreement or default in the performance of any obligations under this Agreement shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        10.7) Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover such party's costs of suit, regardless of whether such suit proceeds to final judgment.

        10.8) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Parent or the Company, to it at:

                        Landacorp, Inc.
                        900 Fortress Street, Suite 100
                        Chico, California  95973
                        Attention:  Stephen P. Kay
                        FAX:  (530) 899-7430

                        With a copy to:

                        Wilson Sonsini Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        FAX:  (650) 493-6811

        With separate copies thereof addressed to:

                (b)     If to the Shareholder Representative, to him at:

                        Michael S. Miele
                        51 Park Street
                        Montclair, New Jersey  07042
                        FAX:  (973) 783-7597

                        with a copy to:

                        Lowenstein Sandler PC
                        65 Livingston Avenue
                        Roseland, New Jersey 07068-1791
                        FAX:  (973) 597-2400

                (c)     If to the Escrow Agent:

                        Imperial Bank
                        275 Battery Street, Suite 1100
                        San Francisco, CA 94111-3305
                        FAX:  (415) 954-5066
                        Attention: Lawrence T. Nelson

        All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, and (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch.

        10.9) Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language of this Agreement shall not be construed for or against any party. A reference to a Section shall mean a Section in this Agreement unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

        10.10) Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described in this Agreement and contemplated by it and to carry into effect the intents and purposes of this Agreement.

        10.11) Entire Agreement. This Agreement and the Merger Agreement and the exhibits and schedules to this Agreement and to the Merger Agreement constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms of this Agreement.

        10.12) Arbitration. All disputes and claims made by Parent, Company, or the Shareholder Representative against Escrow Agent arising from or relating in any way to this Escrow Agreement shall be resolved by mandatory binding expedited arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect as of the date the request for arbitration is filed (the "Rules") before a single, neutral arbitrator, selected in accordance with the Rules. Each of the parties may initiate such an arbitration pursuant to the Rules. The arbitration shall be held in San Francisco, California (such site being herein referred to as the "Forum"). Parent, Company, the Shareholder Representative, and Escrow Agent each agree that it will abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision. Each of the parties hereto submits to the non-exclusive personal jurisdiction of the courts of the Forum as an appropriate place for compelling arbitration or giving legal confirmation of any arbitration award, and irrevocably waives any objection which it may now or hereafter have to the venue of any such enforcement proceeding brought in any of said courts and any claim of inconvenient forum. Each of the parties agrees that service of process for all arbitration proceedings may be made in accordance with the Rules and shall be deemed effective as provided therein.




                           [SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.


                                       LANDACORP, INC.


                                       By: /s/ STEPHEN P. KAY
                                           -------------------------------------
                                          Its: COO / CFO
                                               ---------------------------------

                                       PATIENTCENTRIX, INC.


                                       By: /s/ RICHARD R. SWEENEY, JR.
                                           -------------------------------------
                                          Its: Vice President
                                               ---------------------------------



                                       IMPERIAL BANK

                                       By: /s/ LAWRENCE NELSON
                                           -------------------------------------
                                           Lawrence Nelson, Vice President


                                               /s/ MICHAEL S. MIELE
                                       -----------------------------------------
                                                   Michael S. Miele


                                               /s/ CHRISTOPHER C. SYNN
                                       -----------------------------------------
                                                   Christopher C. Synn


                                                 /s/ JAMES W. TEIPEL
                                       -----------------------------------------
                                                     James W. Teipel


                                                  /s/ RICHARD SWEENEY
                                       -----------------------------------------
                                                      Richard Sweeney



                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                   EXHIBIT "A"
                                       TO
                                ESCROW AGREEMENT

                         ESCROW AGENT'S SCHEDULE OF FEES

Parent agrees to pay the Escrow Agent, as compensation for its services hereunder: (a) a $4,000 non-refundable start-up fee, payable upon the Escrow Agent's execution of this Agreement and, thereafter, a fee of $4,000 on each anniversary date of the Escrow Agreement; and (b) a $50 fee (both in and out) for each disbursement or transmittal of Escrow Shares, together with any fees or charges of Imperial Bank, all of which shall be payable upon Escrow Agent's demand. For example, if the Escrow Agent were to receive a certificate representing Escrow Shares to hold as the Escrow Agent, then a $50 fee would be payable. If the Escrow Agent was required to disburse Escrow Shares and other Escrow Fund property to three Common Shareholders, then a $150 fee would be due to the Escrow Agent.